Liberty Property Trust
Conference Call Transcript 1Q 2008 Earnings
4/22/08
Jeanne A. Leonard, Investor Relations

Thank you, Beth. Thank you everyone for tuning in today. We are here to discuss our first quarter results. You will hear prepared remarks from Chief Executive Officer, Bill Hankowsky; Chief Financial Officer, George Alburger; and Chief Operating Officer, Rob Fenza. Also in the room with us and available to answer any questions you may have is Mike Hagan, our Chief Investment Officer.
During this call, management will be referring to our quarterly supplemental information package. You can access this package on the investor section of Liberty’s website at www.libertyproperty.com. In this package, you will also find a reconciliation of the referenced non-GAAP financial measures to GAAP measures.
I will also remind you that some of the statements made during this call will include forward-looking statements within the meaning of the Federal Securities Law. Although Liberty believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions. We can give no assurance that these expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results.
These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms; the financial condition of our tenants; the uncertainties of real estate development and the construction activity; uncertainties of acquisition and disposition activities; The cost and availability of financing; the effects of local economic and market conditions; regulatory changes; potential liability relative to environmental matters; and other risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
Bill, would you like to begin?
William P. Hankowsky, Chairman, President, and Chief Executive Officer

Good afternoon and thank you, Jeanne. The first quarter was an extremely solid quarter for Liberty, especially on our leasing and development front. We leased over 5.3 million square feet in our portfolio and development pipeline. Our portfolio leasing metrics remain solid, with increases in straight line rents and decreases in our transaction costs across the board.
Occupancy declined to 92.2%, consistent with our business plan for the year and our guidance. We leased over 1.5 million square feet in the development pipeline, bringing the pipeline’s leasing to 35.5%. Our $750 million pipeline consists of 34 projects spread over 18 markets with an average size of a 119,000 square feet can be delivered over the next two years.
On the capital front, we closed our $324 million loan for the Comcast Center, our only major financing need for the year. This transaction brings to $1 billion, our capital raising and financing accomplishments in the last six months, a noteworthy achievement given the significant challenges in the capital markets.
The capital market situation continues to impact the buying and selling of real estate assets, buyers struggle to obtain financing and sellers look for yesterday’s pricing. We remain disciplined in these areas and will be patient. Therefore, we would anticipate being at the lower end of our guidance for both acquisitions and dispositions and seeing most of our activity in the second half for the year.

What do we see in terms of market activity and behavior? The economy continues to slow down as evidenced by March’s 80,000 job loss, the third month we lost in a row. This slowdown is manifesting itself in the real estate markets in a variety of ways.
One, the number of prospects in the markets continues to thin out. There were fewer prospects by quarter-end than at the first of the year, but there remains a steady flow of prospects. Two, the markets continue to behave appropriately, with development starts declining, continuing to allow for a general market equilibrium. And third, market discipline remains generally in place, but we are beginning to see a few idiosyncratic instances of owners getting more aggressive to fill a particular building. There is also a modest increase in sublet space driven by firm’s layoffs and consolidations. So, when we put all of this together—our solid start for the year, our continued outperformance in our markets, and the continued gradual, economic and real estate slowdown, we remain very optimistic about Liberty’s performance for the year. Our business plans are on track, and we are comfortable reaffirming our guidance at $3.10 to $3.25 for the year. And with that I will turn it over to George.
George J. Alburger, Jr., Executive Vice President and Chief Financial Officer

Thank you, Bill. FFO for the first quarter of 2008 was $0.80 per share, the operating results for the quarter include lease termination fees of $1.3 million or approximately $0.01 per share, which is consistent with our guidance that lease termination fees would be in the $0.04 to $0.06 per share range for the year.
On March 31st, the last day of the quarter, we closed on the permanent financing for Comcast Center, the loan is for $324 million, the term is 10 years and the rate is 6.15%. Proceeds from the financing were used to pay down borrowings on our credit facility. I am sure most of you recall that although we sold Comcast Center to a joint venture two years ago, the transaction was treated as a financing for accounting purposes. As a result, the assets, liabilities and operations of Comcast Center were reflected 100% on our books even though we only own 20% of the joint venture.
With the closing of the financing, Comcast Center is now reflected on the books of the joint venture. This affects both the balance sheet and the income statement. For the balance sheet, $153 million equity contribution from the 80% joint venture partner is no longer reflected as a financing and the $324 million loan is a liability of the joint venture not of Liberty. As a result the company’s balance sheet ratios have improved, that as a percent of gross assets decreased by approximately 3%. For the income statement, our results this quarter reflect owning 100% of Comcast Center for 90 days of the 91 days of the quarter and the joint venture owning the property for one day, March 31st.
Operating results for the quarter include $0.02 in FFO per share from Comcast Center. For subsequent quarters, with the effective reduction in our ownership from a 100% to 20%, the contribution to earnings from Comcast Center will be approximately $0.01 in FFO per share. This is all consistent with our guidance for 2008.
Moving onto more standard quarterly activity, we did not have a great deal of activity this quarter for acquisitions and dispositions. We didn’t buy any properties, and we only sold one property and some land with total proceeds of $5.8 million. During the quarter, we brought three development properties with an investment value of $23 million into service. These properties were 49% leased as of March 31st, with a current yield of 7% and a projected stabilized yield of 9.4%.
We also brought into service 22,000 square feet for Comcast Center. During the quarter, we began construction of 1.2 million square feet of properties at a projected investment of $90 million and a joint venture in which the company has a 25% interest began construction of one property at a projected investment of $11.7 million. As of March 31st, the committed investment in development properties is $749 million. For wholly owned properties, it’s $451 million and the projected yield on this investment is 8.9%.
For the core portfolio, during the quarter we executed 3.4 million square feet of renewal and replacement leases, for these leases, rents increased by 6%. For the same-store group of properties, operating income decreased by 1.5% on a straight line basis, and decreased by 1.1% on a cash basis for first quarter 2008, compared to first quarter 2007. These results are as expected. Same store performance is being affected by the vacancy in the Horsham market, excluding the Horsham market, same-store performance would have been positive. Rob will provide a little more color on Horsham and some other matters. So, I will turn it over to Rob.
Robert E. Fenza, Executive Vice President and Chief Operating Officer

Thank you George. Good afternoon. As Bill mentioned leasing activity in the first quarter was very good. We executed 5.3 million square feet of signed leases in 230 separate transactions. Our city teams leased 3.8 million square feet in new and renewal leases in the core portfolio and 1.6 million square feet of leases in the development pipeline. Core portfolio leasing declined as expected and a significant contributor to this was one large tenant vacating the Lehigh Valley distribution facility, and we are negotiating with a tenant to take the entire building.
We also saw an increase in vacancy in flex in a few of our markets. We believe this is market-specific and not a reflection of weakness in the flex product. The vacancy was primarily influenced by Minneapolis, a market we have indicated is experiencing weakness in all product types.
Development leasing substantially improved the pre-leased percentage of scheduled 2008 deliveries from 21.1% to 54.3%. Deliveries scheduled for the second quarter are now 100% pre-leased and deliveries for the third quarter are now 82% leased. Significant development pipeline leases were executed in Houston where we leased a recently commenced 533,000 square foot bulk distribution building entirely to Home Depot and on the Pennsylvania/Maryland I-81 Corridor in a 554,000 square foot bulk distribution project, where we leased 215,000 square feet to Kellogg’s. This kind of performance in the current environment underscores the value of our empowered local market-operating platform, engaged and supported by a seasoned cycle tested management team.
Demand in our markets gave us the opportunity to start development on five new projects during Q1, totaling 1.4 million square feet. Corporate America’s need to maximize distribution efficiency continues to create opportunities in bulk distribution. During the quarter, we started a 452,000 square foot distribution facility in the Lehigh Valley for Home Depot and a 126,000 square foot distribution building in the Orlando market for American Tire. We also started a speculative building in Hagerstown, Maryland, which is already 40% pre-leased with several active prospects for the balance of the building.
And in our COPERA industrial joint venture in Southern New Jersey, our portfolio is 96% leased and in need of new product. We began construction of a 225,000 square foot industrial building there. On the office side, we started construction of the previously announced headquarters for Tasty Baking Company at the Philadelphia Navy Yard.
During the first quarter, we delivered three development projects into service. Two were fully leased, but the third experienced a late hour challenge. We had negotiated a lease for all of this multi-tenant industrial building only to have the tenant’s board, put the transaction on hold at the last minute.
We now have good activity on the building and we believe, we will have it leased in a reasonable amount of time. We are pleased that we continue to find opportunities to add value through development. We will remain agile and disciplined. Leveraging our deep market knowledge for opportunities for build-to-suits, while at the same time building flexible, time tested product, where identified demand and pre-leasing warrants construction. In addition, we will continue to utilize our bench strength to entitle and preposition development projects with government approvals and utilities and infrastructure where cost effective. In this way, we will ensure both our tenants and our shareholders that we remain 100% ready to capitalize on future opportunities as the economy recovers.
Let me now shift to market commentary. As Bill pointed out in general, prospect activity is spinning and leasing decisions are taking longer. Markets that are particularly affected include Minneapolis with its higher than average financial services employment, which is driving a more significant deterioration of market conditions.
Phoenix has been disproportionally affected by the housing market and activity has slowed. Although the Phoenix office market will experience increasing vacancies in 2008, we are well positioned with our large floor plate single-storied, value office with seven per thousand parking. Our competitive advantage continues to yield solid prospect activity in a challenged environment. And on the industrial side, subsequent to quarter’s end, our Phoenix team has brought the occupancy rate of our only warehouse project to 70% leased.

Activity in the Carolinas has been somewhat slower for several quarters now. But we are encouraged by recent activity, which has picked up during the past two months in all product types. There are also several Liberty markets that seem to be exhibiting stronger resilience. In the Midwest; Chicago and Milwaukee are seeing a slight cooling in warehouse activity, but still see steady prospect activity in manufacturing and international exports.
In Florida, Orlando continues to benefit from growth in the industrial sector producing excellent opportunities for both bulk distribution and multi-tenant industrial product.
We also continue to be very pleased with the performance of the Philadelphia area markets. Last year, we laid out the sizable leasing challenge we faced in Horsham, PA submarket due to the 495,000 square feet vacated by GMAC and Reed Technologies after they both moved into build-to-suit expansions we delivered to them in late ‘07. This space is now 40% released for approximately 200,000 square feet with another 18% or approximately 90,000 square feet out for signature and another 23% or approximately 112,000 square feet in the proposal stage.
Probably our strongest market is Houston, where the continuing strength of the oil and gas industry, proximity to Mexico and expanding port are driving industrial opportunities. We continue to see strong prospect activity in Houston and internal growth from expanding tenants.
And with that I will turn the call back over to Bill. Thank you.
William P. Hankowsky, Chairman, President, and Chief Executive Officer

Thanks Rob and thanks George and with that, Beth I would be happy to open it up for questions.
Operator: Your first question comes from Irwin Guzman with Citigroup.
<Q>: Good morning. Can you talk a little bit about how closely you look at your stock price when it comes to deciding whether or not to start developments, I realize that a lot of it is driven by sort of what you are seeing in the supply and demand in your markets, but when you think about development yields right now trending sort of pretty much inline with what the implied cap rate is on your stock. How much will, movement in your stock influence whether or not you chose to start developments going forward?
<A — William Hankowsky>: Well, I think Irwin, a couple of comments. One is as we indicated in our last call, we are looking for greater yields on development now that we were 12 months ago. So, when you look at the pipeline what you are seeing is the historic underwriting that happened, in some cases 18 months even longer ago resulted in lease transaction on if it’s a build-to-suite or started on a spec building then the leasing happens when we move forward. So, actually the pipeline I think went up — was it 30 basis points?
<A — George Alburger, Jr.>: Up 30 basis points.
<A — William Hankowsky>: From last quarter to this quarter in terms of average yield and that’s reflected again, it takes a while when you have this many, 34 buildings in it, but as you begin to add in the newer developments that will have somewhat higher returns than the once that were put in there historically. The pipelines average will come up over time. So, one thing I think it’s important to just understand that when you look in — look in at this going forward. So, we are clearly been responsive to not just the starts from the standpoint of market condition. We don’t want to start a building unless we need it for our teams to have inventory and unless the market justifies developing it, but we also want to build buildings that are profitable for the company and therefore we are looking for returns that candidly, at least a 100 basis points better than they were a year ago. And I think that’s the main way we are looking at this, I mean we are obviously look at every metric when we consider how we want to deploy our capital, but I think that’s the major thrust of how we are looking at it.
<Q>: Going forward what sort of your target threshold for yield on speculative development, and also do you have a target breakdown between build-to-suits and spec, for your thoughts in ‘08 for example?

<A — William Hankowsky>: Yeah, that — well let me — a couple of questions here, the build-to-suit and spec actually it’s kind of interesting, because on one hand, we are able to obtain often much better yields on build-to-suits given we’re dealing directly with a client conceivably on a direct transaction. Sometimes the build-to-suit scenario is a competitive environment where a client and asks three or four major players to propose that becomes fairly aggressive. So, you can get a pretty wide range on build-to-suit yields depending on — often on the nature of the procurement. But generally, as we indicated, I think again on the last call, we are looking yields for us now have to have a nine in front of them, to even pass muster for considerations, and then they are going to vary again somewhat dependent on product, market with a spec or build-to-suit as you go across the centers — the 18 markets and the three product types.
<Q>: Right. Thank you.
<A — William Hankowsky>: Thanks.
Operator: Your next question is from Jordan Sadler with KeyBanc Capital Markets.
<Q — Jordan Sadler>: Thanks and good morning, good afternoon rather. The last quarter I think you guys scaled back your development guidance a little bit and I’m just curious. Given your commentary today in terms of what you’re seeing in the marketplace? What your thoughts are, vis-à-vis that move and what your bias might be going forward?
<A — William Hankowsky>: Sure Jordan. I’m — you are correct. I mean you remember correctly. When we gave guidance perhaps in the third quarter, we anticipated investment and development between 400 and 500 million for ‘08. As we near the end of the year, and as we saw things start to slowdown, we took a hard look at the entire projected development for calendar ‘08 and we determined that there were a series of projects we decided to defer or at least stop proceed with at this time and we move that number down to 3 to 400 million, so we basically took a $100 million in investment that we had anticipated and believe that we will not make those investments in calendar ‘08. As we said here today at the end of the first quarter and look forward, we are probably between 150 and 200 million of more starts in calendar ‘08. That we would anticipate based on either transactions we are working on with clients in kind of a build-to-suit or a significant prelease environment or situations where we think we might start an inventory building. We are going to, as we said now for the last several months we are going to be very thoughtful about that. So if I had — that’s what it looks like today and if I had — if it would change it would probably change going down versus going up. If something happened in the market, and we decided it just didn’t make sense to proceed or the client didn’t want to proceed. So that’s kind of where we are now, and the results of that amount of starts just to keep the number straight, is we are still looking at roughly the same number for investments for the year. We still would anticipate that we need to invest about 300 or 400 million to fund the pipeline over three months that have transpired nine months to go.
<Q — Jordan Sadler>: Okay. And then just moving over to Horsham, I know, I appreciate the commentary. What is the detail in terms of lease commencements on the 40% that is currently leased?
<A — William Hankowsky>: Yeah, they tend to be — and you are right to ask the question, because we are talking about leasing not commencements. They tend to be towards the — what have been leased is towards the end of calendar ‘08, going into ‘09, and as we continue to do additional leasing, it will probably be that date or later. But when we look at the issue we had in front of us, which was roughly $0.08 of earnings as George pointed out in his commentary, it is why same-store has moved. You would anticipate that over the course of calendar ‘09, most of that will have come back to us.
<Q — Jordan Sadler>: Okay. So, George when you said, same-store would be positive ex-Horsham, is it like a positive 1% or?
<A — George Alburger, Jr.>: Yeah, exactly if you look at the cash, I think it was down 1%, it would have been up 1% and the one that was going on straight line was down 1.5%, that would have been up about 0.5% and as Bill laid it out, Rob laid it out the leasing is all consistent with guidance. In the commencements and the rental rates and the TIs are all consistent with how we originally laid out guidance.

<Q — Jordan Sadler>: Okay, but just the way that year rolls up, you end up picking up sort of the same-store component in the back half of the year, because you get, the comps get easier and the leasing comes on line.
<A — William Hankowsky>: You got it right Jordan.
<Q — Jordan Sadler>: Okay. Just lastly — just coming over, moving over to Republic that joint venture, one, I have been looking for the current yield on that or some other measure of performance and then maybe status on 1129?
<A — William Hankowsky>: Let me do 1129 first. As we’ve mentioned in the past, we took to a hard look at the 1129 project when we acquired it in the fall and decided to make a series of adjustments in the building that we believe would better position it into the market, one of those being to make it a lead, certified green building, and there were additional amenities that we thought would better position the product to be an A product. So, we’ve made some adjustments to the development scope for the building, construction is well underway, I was just there a couple of weeks ago and the glazing’s up, we’ve got the steel up on the top two floors, which is part of how we are increasing that, getting that 50,000 square feet of additional space.
So, it’s well underway and being executed and candidly it’s also much better positioned now from a marketing perspective and we can actually take somebody in and show them the reality of what they would be leasing. We’ve actually seen some pretty decent interest in the building and are engaged with a series of parties, we have not executed any leases, but we feel very good about the leasing interest and the amount of activity we’ve seen on the building and as you know the downtown D.C. market is pretty constant market in terms of prospect activity. So, we are feeling pretty good about where we stand right now, but we haven’t signed anything.
<Q — Jordan Sadler>: Great.
<A — George Alburger, Jr.>: And the yield hasn’t changed much since we bought it, it’s still mid six’s.
<Q — Jordan Sadler>: Thank you.
Operators: Your next question is from David Cohen with Morgan Stanley.
<Q — David Cohen>: Hi, good afternoon. Just wanted to, just talk about the leasing economics this quarter, it’s kind of some mixed messages. Can you just talk about like the lease terms were down to roughly four years versus six and then the percentage of new leases that had built in increases, decreased still high maybe at 80% but much lower than in recent quarters and then. But it was offset by kind of higher rent spreads in and lower TI. So, maybe can you reconcile that for me?
<A — George Alburger, Jr.>: I can reconcile on some of it. This is George. I mean the leased terms were down. To some extent it’s a little bit influenced by a few leases that were very short-term leases, leases that were less than a year. So, that brought the average lease term down and you don’t get rent bumps for lease terms that are less than a year. So, I think that reconciles part of it, what was the...
<Q — David Cohen>: Well, I guess my question, I mean who is driving the shorter lease term, I mean I am assuming that tenants just want shorter lease terms at this point.
<A — William Hankowsky>: No, let me provide some color on that. Basically what’s happening is, and this kind of goes to one of the points Rob made, I mean you are seeing somewhat of a delay in decision making by some tenants. I don’t want to say this is, across the board everywhere, but it is a phenomenon of a slowdown. And as a result, people come in and say, hey look I don’t know what I want to do and we hold — we need more time to think about it, can we get six more months. So, we are going to — and just give us a short-term extension and let us think about it or we had a decision Rob mentioned one example of where somebody was right at the edge of a decision and pulled it and then they are sort of scrambling and they need some more time. So, you kind of get these little stub renewals that are actually kind of a function of where their head is. We were not at the moment, out aggressively trying to sign short-term leases, but on the other hand somebody is in a portfolio, they want more to time to think about it, the prospects of us keeping them if they are still with us or higher than if they are not, so we are generally accommodative to our tenant pool.
<A — Robert Fenza>: Some of them are two months leases, it’s just a two month holdover. In some cases it was a two month holdover and a tenant that — for some space they are expanding into that wasn’t ready for them.
<A — William Hankowsky>: Yeah, that’s another situation, sometimes people had something being built and it’s delayed and they just need more time.
<Q — David Cohen>: And in terms of- signing the lease...
<A — William Hankowsky>: By the way, David and I apologize — if I could I mean the bottom line from our perspective is this was a very strong leasing quarter with very strong metrics. I mean you can’t deny the rent increases and you can’t deny that we got them without having to spend a ton of TI. So when we look at the mainstream leasing that we do, that’s represented by this quarter that was pretty solid leasing.
<Q — David Cohen>: And when you look at the, kind of the percentage of leases that have — I guess increases built in, is that a number that we would expect to come down over the next couple of quarters?
<A — William Hankowsky>: No, I don’t think so, I think as George said you got some idiosyncratic, short-term leases and they affect both variables. We are — when we sign long-terms leases, we as a matter of general policy we look in for bumps, so that bump number is going to stay in and — excuse me — the escalation number will generally stay where it has been historically, but I would guess in this environment we will probably continue to see some amount of short-term leases, stub leases I call them as people try to figure out what the heck they are doing. So you might get it down for a little bit just as a nature of a couple of deals to come in.
<Q — David Cohen>: Okay. I just wanted to switch to development. Do you guys have like a bear case scenario in terms of what the expected yield could be? You have an 8.9 now, I heard you say that it went up a little bit during the quarter because of the new projects, but when you look at where rents could be in 2009. How much could that potentially change your expected yields?
<A — William Hankowsky>: I hear you, but I don’t expect when I look at the pipeline and I look at the products to see massive deterioration in yields is a function of trying to get them leased. We look very carefully at what we are doing here and we are getting decent pricing on these projects I mean, there is, one benefit of the housing problem is much more aggressive pricing by contractors across the board. So it’s both new construction and TI work which is helpful. We have some amount of time to deal with these buildings, as Rob indicated, when you are talking about nice, new logistic space, the people that want it, need it, because they’ve made some decision they need to be in a state of the art facility. Could you see some deterioration on the edges, yeah, maybe, but I don’t see — I don’t see significant yield deterioration as a function of the current market.
<Q — David Cohen>: Okay. And last quarter you just talked about 4.5 million square feet of prospects I guess for your potential developments. Can you — what is that number today, and how are you thinking about the kind of the second quarter and third quarter of 2009 developments?
<A — William Hankowsky>: That number today is probably a little north of 2 million square feet and appreciate we had some leasing in the quarter, we delivered some stuff, so it kind of moves around and the number I am giving you is, sort of people we are in negotiations with, so there is even a document going back and forth, people we have had proposal interaction with, people who we have — who are prospects kind of in the markets we are looking at. So, that is kind of where the number is snapshot today.
<Q — David Cohen>: All right. Great, thank you.
Operator: Your next question is from Lou Taylor with Deutsche Bank.
<Q — Louis Taylor>: Thanks. Bill just to go back to the development starts for a second, I didn’t quite catch all those numbers in terms of this year what do you think your new starts will end up being?

<A — William Hankowsky>: It’s okay, Lou because I gave you a couple of numbers and I don’t want — I want to make sure, you don’t get confused. One number I gave was what might be the additional new starts for the year, and that number I think could be between 150 and 200 million. Looking today, at what we are working on assuming that some pre-leasing activity that we think is going to happen, happens or on a build-to-suit the guy signs. So that assumes that, that kind of plays itself out. And if I had to guess which way that would go, somebody doesn’t do the pre-leasing we are not going to start, so that number could go down, kind of doubtful it would go up, unless we hit on some build-to-suit we don’t know about it today. And understand that’s in the context of having started 90 million in the first quarter, which is of course in the supplemental. The second number I gave was, what is the total dollars that will be invested in the pipeline in calendar ‘08, which represents, the pipeline that came into the year, just how much cash do we need to, to feed all that construction as we currently lay it out. Both what’s there and what we anticipate starting and that’s a 300 to $400 million number.
<Q — Louis Taylor>: Okay, can you just give us a flavor of the ‘08 starts. As you kind of look at them now in terms of geography, product type, and then kind of build-to-suit versus spec?
<A — William Hankowsky>: We have a couple, give me one split second Lou. We’ve got a couple of build-to-suits out there, that we would anticipate doing. We have — I mentioned, Rob mentioned the strength of the Houston market, so if that continues to be strong and we lease up what we’ve done. I mean, Houston today on a signed basis where we have 8% vacancy. So, even what we have built is pretty much or bought, is pretty much leased it may not have commenced. So, that’s still feeling pretty good to us. So, that’s a place, where it might make sense for us to do a little bit more. There is a potential opportunity in Florida that would — that pivots off a potential pre-leasing at a building that we have been actively engaged in that might make some sense. And then there is kind of a one or two inventory buildings that they sort of fit, that sort of profile.
<Q — Louis Taylor>: Okay. Now with regards to your various lease discussions, how about discussions about lease termination fees and people looking to get out of leases, has the number of those conversations increased?
<A — William Hankowsky>: Not really, Lou, I continue to talk about this situation — there was market. This is not, if you just sort of look from — this is not as bad as 2001, this is nowhere near what we all faced in the late 80s, early 90s. So, what you have here is, you got a slowdown, but you will never hold a lot of overbuilding, you don’t have demand just evaporating overnight. Its thinning out but we are not seeing an increase in bankruptcies, we are not seeing a massive increase in people, trying to term fee out. I did mention earlier, there is a little bit of subletting that is sort of popping up, with some people that I think almost — I think about it’s almost all exclusively financial service situations, where somebody shuts something down and now put it into the market. But none of those things are sort of ballooning all of a sudden, and we don’t feel like it’s coming at least in the near-term.
<Q — Louis Taylor>: Okay. And then last question is pertains to dispositions, do you have anything on the market for sale right now and if so what kind of a dialog are you getting with the potential buyers?
<A — William Hankowsky>: Why don’t I ask Mike to give you some color on that.
<A — Michael Hagan>: Sure, we have marketed from time-to-time Lou some buildings, but I can tell you given the state of the market, we are very nervous about who we are talking to, and we are really making sure that they have debt financing lined up, so as not to engaged in tying the properties up. I think the debt market is — the debt, it’s available out there but it’s scarce, it’s scarce in terms of the — tighter terms of the underwriting and we are getting particular about who we are lending to. So, we have refocused on who we are talking to in terms of, who the buyer is, and if we get comfortable there, we can make a deal happen there.
<Q — Louis Taylor>: Okay.
<A — Michael Hagan>: There are a few handful of those cases, but they are early on just yet right now.
<Q — Louis Taylor>: All right. So, in general the disposition is just early in the process and there is kind of not that much live work imminent right now?

<A — Michael Hagan>: I would say that’s probably accurate.
<A — William Hankowsky>: Yeah, back to my comment Lou, I mean, we would — what we are working on now we would think would be more in the second half of the year in terms of closing out.
<Q — Louis Taylor>: Great. Thank you.
Operator: Your next question is from Sloane Bohlen with Goldman Sachs.
<Q>: Hey good afternoon guys. Quick question for George, just on the financing for the Comcast Center, first that when was it negotiated and I guess if you have a sense of it, what were the spreads like that on that kind of paper be in today’s market, if you’re negotiating today.
<A — George Alburger, Jr.>: It was negotiated two years ago, we had a commitment that we negotiated two years ago and we needed to do some things, needed to perform, we performed and the lender honored their commitment. Probably yours is good a position, probably a better position then I am in figuring out what the pricing would be on that type of paper today, but that was a difficult situation I think for the lender, but they performed and closed the transaction, it would be couple of percentage, clearly you’re talking easily, 1% — 1.5% more.
<A — William Hankowsky>: Mid to high 7, want to say George?
<A — George Alburger, Jr.>: Yeah.
<Q>: Okay. Thanks. And then one last quick accounting question, of the 5.8 million in proceeds from the sales of the land that you guys sold, how much of that flowed to FFO and then additionally do you guys have other plots and land that you’re looking to sell later in the year.
<A — George Alburger, Jr.>: None of it flowed to FFO and, Mike?
<A — Michael Hagan>: We’re marketing some land pieces, but I don’t expect to be too many land sales between now and the end of the year.
<A — William Hankowsky>: Sloane just to make you clear, our business model is a rent driven business model. So, 98% of our FFO comes from rent, quarter-after-quarter. It is not a business model, but it is all dependent on disposition of assets.
<Q>: Okay. Thank you guys.
Operator: Your next question comes from Paul Adornato with BMO Capital Markets.
<Q — Paul Adornato>: Hi, good afternoon, just a couple of quick follow ups. First on the projected yields on developments, you said went up in part due to new projects added. How did the existing projects or how do you expect the existing projects to perform same, better or worse?
<A — William Hankowsky>: I think Paul, I would anticipate them to perform as programmed. In other words the yield numbers you see in the supplemental are reflective of how we underwrote them or where we think they stand. So, you are not going to see a lot of movement I don’t think in the yield of what has commenced. Just to be clear, the point we’re trying to make a little earlier was that we have raised our standards and as we add more new products you will get a gradual lift up in the average yield, but it takes a while just given the scale the pipeline and the number of starts.
<Q — Paul Adornato>: Right. Okay, thanks that’s helpful. And a more general question, you and other developers of both distribution space, say that the tenants find it even more compelling in this environment to rationalize their distribution costs. I was wondering if you could, perhaps give us a little bit more color as to how great that savings is or what are the economics from the tenants perspective that make it so compelling even in this environment to commence a new distribution facility?

<A — William Hankowsky>: Paul, I don’t know if we are totally privy to the internal — the full internal economics that some of these companies look at. But I can tell you that, and I won’t — not to be, but to respect their confidentiality, I won’t use company names, but there are leases that we have signed recently that are totally reflective of the company saying we are changing our distribution model. And we are going to go to a somewhat different model, we are going to have more centers versus less, this is a little bit different in terms of — sometimes you hear about that 1 million, 2 million square foot. As there is somebody actually saying I am going to go with more like half a million, get closer to the stores, have more of them, it makes sense for them, however, they have done the math, and they just want what they want. And they want it to be brand new state-of-the-art, they are not interested, it doesn’t matter that there is 10% vacancy in 20 year old industrial product, they want state-of-the-art stuff, they want it in the markets they want it in — and if you put it in the right place, there is demand for it. So as Rob indicated, whether it’s Lehigh Valley, Central Pennsylvania, whether it’s Houston, whether it’s Chicago, there is decent prospect flow from companies who go through that kind of analysis and we’re building new stuff and we’re building that in the right place.
<Q — Paul Adornato>: Okay. Thanks very much.
Operator: Your next question is from Mitch Germain with Bank of America.
<Q — Mitchell Germain>: Good afternoon. Bill, just circling back to your comments on demand prospects specifically, you said that there are fewer, I mean can you kind of I guess give a divergence between the office and the bulk product?
<A — William Hankowsky>: Well, two things, there — my comment was an across the board averaging of all our markets and all our products. So it’s good of you to sort of ask for a little — more granular, and as Rob indicated, even in some markets you see peaks and valleys. So it felt thinner in the Carolinas a month ago and it feels a little deeper right now. And by the way that would be industrial. And we are, for example, it’s a navy base it is a project we are doing in Philadelphia, it’s actually — I would almost call it robust right now, it’s probably the most active we have had it since we have been working on the project. Even in this current economic environment. So, and that’s all office, but if I had to characterize whole portfolio between the two product types, I would say it’s probably a little stronger in industrial than it is in office, in terms of — sort of depth of the market.
<Q — Mitchell Germain>: Great. That’s helpful. And just a final question on sublet space, you had mentioned. Any specific markets that have really — that you are seeing pickup?
<A — William Hankowsky>: Well — Rob mentioned one of it, if you go to Minneapolis, ResCap, which was — an arm of GMAC has put 300,000 Rob, how much?
<A — Robert Fenza>: 270.
<A — William Hankowsky>: 270,000 square feet of sublet into the market. In a sub market that already had, this three — three of our competitors, all good guys, but have built new buildings that have significant amounts of unleased space, so that was a decent uptick in that market. Southern New Jersey, we have seen a little bit more and again one was a mortgage company that put through like 40,000 square feet or so like that in the market. Now, again it’s not everywhere, but it’s popping up a bit and as I said it tends to be financial service players.
<Q — Mitchell Germain>: Okay. Actually, I lied I got one more question for you. Your — in Horsham, the leasing that you have done so far or that you have out for signature, I know it was more than one product type. Are you seeing one of the products perform better than the other?
<A — William Hankowsky>: Well, remember this product fundamentally was all the space that GMAC and Reed had. So, it was basically, Reed was flex and GMAC was in office, and we are basically leasing to both of them.
<Q — Mitchell Germain>: Okay. So, it’s pretty consistent.
<A — William Hankowsky>: Yes.

<Q — Mitchell Germain>: Thank you.
Operator: Your next question is from Chris Haley of Wachovia.
<Q — Christopher Haley>: Good afternoon.
<A — William Hankowsky>: Hi Chris.
<Q — Christopher Haley>: Mathematically the additions to the pipeline, to the development pipeline probably committed 9% or better yields, initial yields. Michael, I would like some perspective on how you are able to get a nine build-to-suit yield today or even a speculative yield. Whether it be through the numerator or higher rent or lower cost. Somebody help me understand how you can move your yields up in this market?
<A — William Hankowsky>: Well, I think Chris a couple of things. One is as I mentioned earlier, there is in fact a little bit of relief being seen on the construction side. There is no question that there is a whole constituency of contractors and subcontractors, who were doing a ton of residential work and are now a little star. And they are being more aggressive than they’ve been in the last three or four years. I mean there is just no question on that side. Secondly when you look at the build-to-suit situation, often the client has a very specific need they are trying to address. They have made a locational decision, they are looking for new product, we happen to have the ready to go site, we have the approved site. We have a site that can handle lots of truck storage. We have a site that can handle lots of office parking, if that’s the nature of the product. And those tenants are thoughtful people who may understand what’s happened with, cost generally even though I just mentioned, they are somewhat better than they have been. And they understand what the rent is you need to make a reasonable return and we are telling we’ve gone back to customers. Even on transactions that we have talked to them about a year ago and where they went away and now they’ve come back, and we said the rent went up. What do you mean the rent went up, it’s getting slower? We are not building this building for you at the rent we quoted you a year ago. If you want it, here is what the rent is and they can make the decision of doing it or not, and if it’s a compelling business rationale for them, they will make the decision. So a little bit us being a little tougher about it. It’s a little bit them being realistic about it. It’s a little bit of help from construction costs.
<Q — Christopher Haley>: No material change in your underwriting assumptions, leasing?
<A — William Hankowsky>: As I said we are clearly raised the bar for ourselves internally
<Q — Christopher Haley>: I understand
<A — William Hankowsky>: We are pushing.
<Q — Christopher Haley>: But in terms of rate of return, have you changed your lease-up period assumptions that are...
<A — William Hankowsky>: No, I’m sorry. I understand what you are saying. No, our model, Chris, our model’s our model. So good time or bad time, we stand with the same model, so you will know period-over-period you are comparing the same thing. We are not going to expand or shorten to do something to move the yield.
<A — George Alburger, Jr.>: No, that’s the same — the same ingredients go into calculating the yield this quarter for the development pipeline as it did last year and a year before that, we have — we are not changing it by changing how we calculate it.
<Q — Christopher Haley>: Okay. If I listen to your comments through the call I hear tenant prospects are down, I hear competitors — I mean, your competitors are getting more aggressive. Obviously continued job losses, and you, interesting, no surprise you mentioned some of the financial service oriented customers. And you are not comparing this — you are not comparing this to the actions of the company, which were possibly more aggressive in the 2001 timeframe about seven years ago, where your company was more willing, or was it probably one of the earlier companies to be willing to reduce rate or become more competitive on initial terms to procure customers. What would you have to see to move you in that direction?
<A — William Hankowsky>: I think in this scenario Chris, a couple of things. One is in 2001 what we saw was basically and across the board i.e. in all markets and to some extent in all product types, a almost overnight evaporation of demand. I mean it was fast and it was across the board. And our thought process then was — and one of the factor, excuse me, was — one of the factor was our judgment that it was going to be long. As you recall, in the first quarter of 2001, there was a “V” theory that by the fourth quarter 2001 we were going to be out of it. That was not our judgment; we thought it would be longer than that. So, we took what we thought was the appropriate action to deal with that environment. Today what we see is not an evaporation of prospects across the board, it varies market-by-market, Rob gave you some color on that crossover markets, and it’s not across all product types. So, I think what we would need to see, and how we would probably respond is, if we saw a particular market or a particular product type in a particular market or sub market, and we thought it had gotten pretty dicey, and we didn’t think that there was any near-term hope of it getting better, we would probably get more aggressive. But we don’t really witness that across much of our portfolio at the moment. And we also, we are not economist, so we are sort of making the best of this as we can, but it — I think there is a reasonable shot that this won’t — well I am talking economic problems not necessarily capital market problems, that this will continue to be a gradual slowdown and you might see some uptick in ‘09. So, I don’t think it necessarily is going to last a long time, we are going to be careful we are not just in too deep, too fast and that the markets really don’t justify it.
<Q — Christopher Haley>: Thank you.
Operator: Your next question comes from Cedrik LaChance with Green Street Advisors.
<Q — Cedrik LaChance>: Thank you. Going back to the development question again and so on the projects you started on your balance sheet this quarter, your expected yield is about 10.5% and I know that you are aiming for a higher yield, but to go back to Chris’s question essentially. What is it in the market that gives you this higher yield, where it is that you can find tenants willing to pay a rent that is necessary for you to move a project from an 8.5 to 10.5 type yield.
<A — William Hankowsky>: Just want to — you threw out a number, I’m just — you calculated that number, I just want to make sure it’s not our number, which is what you think we brought the new ones in on. But go ahead, that’s okay.
<Q — Cedrik LaChance>: It’s between ten and ten five.
<A — William Hankowsky>: Okay — that’s okay, that’s all right. Again, I clearly understand between your question and Chris’s question. There’s this kind of incredulous attitude of, how the heck are you guys making money in a slowdown environment and getting higher yields? And, I wish there were some very singular, almost silver bullet answer that would make you feel better. But I just got to tell you, it’s a whole combination of things. I go back to, it’s a situation where tenants are not ignorant of the facts of life. They understand what it costs to build buildings or we can explain to them what it costs to build buildings. And they understand the capital markets have shifted and we have clearly instructed our people to sit down with the client and say look our cost of capital has changed and we can’t do for you today what we wouldn’t maybe have done for you a year ago, or two years ago. And so we kind of need what we need, in order to make that makes sense for us. And so we’re going to — we’re clearly pushing on the kind of the rent return side and at the same time, we’re being very aggressive in taking advantage of a better construction environment that we had a year ago and that is helpful. And we are doing it all with the same consistent underwriting we have done before and so, we are, it’s just kind of happening. And if it doesn’t happen we are not going to do it, right, I mean that’s part of what we are trying to make happen here.
<Q — Cedrik LaChance>: Okay.
<A — William Hankowsky>: I wish I could give you more clarity to it, but that sort of the basic result.
<Q — Cedrik LaChance>: Okay. What’s happened to land prices in the last six months in your opinion, across your various markets and across product types or office or industrial?

<A — William Hankowsky>: I will make a comment, and I don’t know if Mike wants to add to it. I don’t see as much movement in land prices as you would think you would see given what’s happened with the environment. Clearly, residential land prices have moved. So, I mean, we know national homebuilders have had fairly significant impairment and write-downs, there are in some of our markets, I mean Rob mentioned, I mean if you’re in Florida, or you’re in Phoenix, you could probably buy a residential lot today for 50% of what you could buy it for a year ago. But it’s residential land, doesn’t help us. And it’s not necessarily the case that the communities that have that land are going to rezone it for commercial use. And when you go to the office sites or the industrial sites I still think you’ve got a disconnect between sellers impressions of what it’s worth and buyers impressions of what they can pay for it. So, I mean we’re, as you know we’re active in the markets and kind of pay attention to what’s going on. But, we haven’t seen significantly on price discounts. Is that fair Mike?
<A — Michael Hagan>: Yeah, I think that’s accurate Bill and I also think that a part of it is there is just very few transactions out there to give you a sense of what is going on in the marketplace. It has clearly slowed down from an investment — from an income producing property and then the land is even less then that from, what trades are happening out there.
<Q — Cedrik LaChance>: Okay. So, there is a lag of transaction for you to be able to provide us with a data point there?
<A — William Hankowsky>: Yeah, I think that’s right. We haven’t seen it now but.
<Q — Cedrik LaChance>: Okay, George what are the exact maturity dates of the two unsecured pieces that are maturing in ‘09, is it early in the year or is it late in the year?
<A — George Alburger, Jr.>: There is two of them, one is for 20 million and that’s in January and one is for 250 million and that’s in April.
<Q — Cedrik LaChance>: Okay. And in your opinion right now, if the — something that you could be using or will you have to go from unsecured to secured financing on those pieces?
<A — George Alburger, Jr.>: Well, I mean, we keep an eye on this market as you probably recall, there is a slight opening in the window in October last year and we went through and raised $100 million and I think in August, I am sorry, $300 million and in August we raised $100 million through a preferred offering. So we do keep an eye on this window and, Westfield just went out and did a big senior unsecured transaction. So, the window is trying to open, but its open at a pretty pricey level. Clearly you can get some better all in cost for five-year senior unsecured then you can for 10 year. And we do have an opening five years out. Our inclination would not be to do secured debt, we do have — I would say we would do secured debt within the JV’s and the one JV we have in D.C. is 40% leveraged and that JV has a mandate here at least the opportunity to finance up to 65%. So, we have some borrowing capacity in that JV and some free and clear assets in that JV. So, we have some borrowing capacity there. The final piece is you could always go to perhaps some term financing with a bank. If you did do that you are looking at more like three-year term, like I said we pay attention to this market and we did an issuance in October. We are not going to wait until next April to figure this out, I mean we will, I think we are comfortable with where we are now, we have $300 million plus capacity on our line facility. So, we are comfortable with where our balance sheet is now and I don’t think we need to act — to in a panic sense, but we won’t let this go until April or even until next year, until without figuring it out.
<Q — Cedrik LaChance>: Okay. Maybe a last question on flex and it was addressed earlier in the call that some of the decrease in occupancy in the flex portfolio might be resultant from Minneapolis. But there is no doubt that there has been a trend in declining occupancy in your flex portfolio, what is your perspective in terms for the remaining of the year for flex or maybe in the next couple of years and where do you see strength in some of your markets that will help occupancy to rise again in your portfolio?
<A — William Hankowsky>: I think Cedrik, you are right that there has been a sort of a gradual increase in flex vacancy, this particular quarter there was over 200,000 square feet in Minneapolis on a couple of deals that really sort of popped that these were 12/31 explorations that have come back to us and as we mentioned they were part of our business plans and we expect it to happen. So, we are not surprised about what happened and we are actively trying to re-lent them. Our flex product has really sort of hung in there over the years and, when we look at pharmaceuticals, and when we look at biotech companies, and medical equipment guys, I would love to have a chemi, but I would love to have more flex in Philadelphia right now. We are anticipating starting a couple of flex buildings out to navy base. And we have a pretty strong interest in them and we haven’t even broke ground. So, there are markets where, in fact, good new product make sense, I think that there are — we’ve also often had to develop over time, we try to build that with lots of ample parking, and it often becomes much more sort of a single story office. I think that the financial service guys, who have used it as kind of cheap office space and kind of back room kind of a stuff, they clearly have pulled out of the market and aren’t helping us in terms of demand for that product at the moment. But we would anticipate that it will remain a solid product type, and we really have to watch it submarket to submarket to make sure we have the right product, where the right demand is. But I don’t see a systemic problem, that’s out there that’s sort of, said that flex at the moment is in some deep trouble.
<Q — Cedrik LaChance>: Okay. Thank you.
<A — William Hankowsky>: Thanks.
Operator: Your next question is from Steven Rodriguez with Lehman Brothers.
<Q>: Hi, good afternoon guys. Two quick questions, first question is, obviously there has been very few transactions taking place. But could you talk about cap rates and where you have been seeing, I mean how much I expect they have been going up?
<A — William Hankowsky>: Yeah, Mike is going to take that.
<A — Michael Hagan>: Sure, again I think your — from your first observation, that the lack of activity gives you real — you can’t pin it down directly, but I would tell you my perspective is given where the debt market is, you’re seeing cap rates of anywhere from 50 to 100 basis points depending on the product, depending on where it is.
<Q>: Okay, and one quick question, line item question on straight line rent, I’ve seen last few quarters have been pretty volatile from a 3.7 to 9 to 5 or so. I assume that it relates to the Comcast Center. Could you give a better sense of what the run rate is going forward?
<A — George Alburger, Jr.>: Yes, of the 5.5 this quarter, 2.3 of that is Comcast so without Comcast it’s about 3.2, 3.3 and that is a little bit better run rate.
<Q>: Perfect. Thanks.
Operator: You have a follow-up question from Chris Haley with Wachovia.
<Q — Christopher Haley>: If I maybe incredulous Bill, maybe the reason your yields went up is because of a fair number of projects moved up in the timetable. So, the period of lease-up assumptions accelerated thereby bringing the yields up, Whereby the additions to the pipeline may not have been north of 10, but they were better than where you have been in the past?
<A — William Hankowsky>: Oh, they definitely are better than where we have been in the past. There is no question of that, and you’re right that some deals moved up because they got leased and that is a positive.
<Q — Christopher Haley>: Okay.
<A — William Hankowsky>: You understand Chris?
<Q — Christopher Haley>: All right. Fair. However, I think it is fair where we have been — where we have seen over the last several years where investment returns have compressed, to see them expand is a nice thing and we are certainly willing to give you the compliment that you are able to execute on those. But certainly any color you could offer in how that occurs in a still competitive market you mentioned the contractors are less busy therefore they may be willing to bid a little bit harder, but you also have plenty of capital that’s willing to be put to work and you have plenty of development competition that is looking for some of the same deals.
<A — William Hankowsky>: Now, there is no question about that.
<Q — Christopher Haley>: All right. One final question have to do with your FAD, FAD levels and your cash flow, free cash flow generation. Could you give us an update as to where you think you will be regarding free cash flow levels relative to your dividend payment for the next 12, 24 months?
<A — William Hankowsky>: Well, I mean clearly Chris this was a better quarter for us in terms of coverage. And, we have clearly indicated that one of our goals where we would love to fully cover, we have not given ‘09 guidance. So, I don’t want to put anything out, we are not going to cover it in ‘08, I think that is about what we said, I don’t know, George, do you want to add...
<A — George Alburger, Jr.>: I will just add something Chris, I mean, I think we have been pretty clear that going into the year it was looking at as if it was 22, perhaps 20, maybe 20 plus range negative that we weren’t covering by about $20 million. And we said close to half of that is leasing a portion alone, you get about $8.5 million if your lease a portion alone. So, that chops the number close to in half and as you see a little bit better performance this quarter and it’s something that is clearly has a lot of attention. We have a program underway in-house to try and minimize TI costs through some internal disciplines. So, I think that is enough color on this, I would just wrap it up with what Bill said, we are not going to give guidance on 2009, but we are working on it.
<Q — Christopher Haley>: Okay, great. Thanks.
<A — William Hankowsky>: Thanks, Chris.
Operator: Your final question comes from Stephanie Krewson with Janney.
<Q — Stephanie Krewson>: Hey, guys. I had to step away, so I hope I’m not repeating somebody’s question. George, I know that you said that two pennies roughly in the first quarter of FFO came from Comcast for the 90 days and it was in the consolidated results? Because it’s such a big number for calculating NAV as an adjustment, what was your NOI from Comcast for this 90 days. I know that it was around 5 million into fourth quarter of last year?
<A — George Alburger, Jr.>: I think it’s seven something.
<Q — Stephanie Krewson>: I vectored into about 7.5 million, is that a good number?
<A — George Alburger, Jr.>: I’m going to tell you in a half a second Stephanie. I have it in my trusty sheet of paper here. Closer to 7.8.
<Q — Stephanie Krewson>: Great, thank you. And then last final question is capitalized interest expense just so I don’t have to wait for the Q, what was that roughly for your quarter?
<A — George Alburger, Jr.>: I think it was around 6 to 8, but I am going to — bear with me for half a second.
<Q — Stephanie Krewson>: Another trusty sheet of paper.
<A — George Alburger, Jr.>: It’s a — yes.
<Q — Stephanie Krewson>: Great. Thanks guys.
<A — George Alburger, Jr.>: Thanks Steph.
Operator: At this time there are no further questions. Do you have any closing remarks?

William P. Hankowsky, Chairman, President, and Chief Executive Officer

No. We will all just run out and vote now since we’re at the center of the political universe today, but I appreciate everybody being on the call and talk to you in 90 days.
Operator: Thank you for participating in today’s conference call. You may now disconnect.